As filed with the Securities and Exchange Commission on April 1, 2005

Registration No. 333-119773

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Technology Solutions Company

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3584201 (I.R.S. Employer Identification No.)

205 North Michigan Avenue Suite 1500 Chicago, Illinois (Address of principal executive offices)	60601 (Zip Code)

Zamba Corporation 1993 Equity Incentive Plan
Zamba Corporation 1998 Non-Officer Stock Option Plan
Zamba Corporation 2000 Non-Officer Stock Option Plan
Zamba Corporation 2000 Non-Qualified Stock Option Plan
(Full titles of the plans)

Philip J. Downey, Esq.
Vice President – General Counsel & Corporate Secretary
Technology Solutions Company
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601
(312) 228-4500
(Name, address, and telephone number,
including area code, of agent for service)

Introductory Statement

     Technology Solutions Company, a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-119773) by filing this Post-Effective Amendment No. 1 on Form S-8.

     On December 31, 2004, Zamba Corporation, a Delaware corporation (“Zamba”), became a wholly-owned subsidiary of the Company upon consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of August 6, 2004 (the “Merger Agreement”) among the Company, a wholly-owned subsidiary of the Company and Zamba.

     By virtue of the Merger, each option to purchase shares of Zamba common stock outstanding immediately prior to the effective time of the Merger and issued pursuant to the Zamba Corporation 1993 Equity Incentive Plan, the Zamba Corporation 1998 Non-Officer Stock Option Plan, the Zamba Corporation 2000 Non-Officer Stock Option Plan or the Zamba Corporation 2000 Non-Qualified Stock Option Plan became an option to purchase shares of TSC common stock (“Common Stock”), together with the associated preferred stock purchase rights (“Rights”), on generally the same terms and conditions that applied before the Merger. The number of shares of TSC common stock subject to each such stock option is equal to the number of shares of Zamba common stock subject to the stock option immediately prior to the Merger multiplied by 0.15, rounded down to the nearest whole share. The per share exercise price of each such stock option is equal to the per share exercise price immediately prior to the Merger divided by 0.15, rounded up to the nearest whole cent.

     This Post-Effective Amendment relates to the offer and sale of Common Stock and the associated Rights in connection with the stock options described above.

Part II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company (Commission file number 0-19433) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	the Company’s Current Reports on Form 8-K filed with the Commission on January 18 and February 11, 2005; and

(c)	the description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on July 29, 1991 and the description of the Rights contained in the Registration Statement on Form 8-A/A No. 2 filed with the Commission on April 29, 2002, in each case including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this post-effective amendment and prior to the filing of a subsequent post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal act, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, the Company’s restated certificate of incorporation contains a provision limiting the personal liability of its directors for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or any amendment thereto or successor provision thereto or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     The Company’s restated certificate of incorporation provides for indemnification of its officers and directors to the fullest extent permitted by applicable law. The Company’s by-laws provide that it will indemnify an officer or director of the Company or any person serving as a director, officer, employee or agent of another entity at the Company’s request for expenses, liabilities and losses incurred in connection with any action, suit or proceeding to which such person is a party or threatened to be made a party by reason of such service, except that the Company will not indemnify any person in connection with a proceeding initiated by such person unless such proceeding was authorized by the Company’s board of directors. The by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the restated certificate of incorporation, by-laws, agreements, vote of stockholders or disinterested directors or otherwise. The by-laws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the by-laws permit such indemnification.

     The Company has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where the Company cannot directly provide indemnification under the DGCL.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     Certain documents listed below are incorporated by reference to Exhibits to reports filed by the Company or Zamba with the Commission pursuant to the requirements of the Securities Exchange Act of 1934. The Company’s SEC File Number is 0-19433 and Zamba’s SEC File Number is 0-22718.

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Company, filed as Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, is hereby incorporated by reference.

4.2	By-Laws of the Company, as amended, filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, are hereby incorporated by reference.

4.3	Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated October 29, 1998, is hereby incorporated by reference.

4.4	First Amendment to Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, is hereby incorporated by reference.

4.5	Second Amendment to Rights Agreement with Mellon Investor Services LLC, a New Jersey limited liability company (successor to ChaseMellon Shareholder Services, L.L.C.), filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated April 26, 2002, is hereby incorporated by reference.

4.6	Zamba Corporation 1993 Equity Incentive Plan, filed as Exhibit 99.1 to Zamba’s Registration Statement on Form S-8 (file no. 333-107516) declared effective on July 31, 2003, is hereby incorporated by reference.

4.7	Zamba Corporation 1998 Non-Officer Stock Option Plan, filed as Exhibit 99.1 to Zamba’s Registration Statement on Form S-8 (file no. 333-62783) declared effective on September 2, 1998, is hereby incorporated by reference.

4.8	Zamba Corporation 2000 Non-Officer Stock Option Plan, filed as Exhibit 99.2 to Zamba’s Registration Statement on Form S-8 (file no. 333-52082) declared effective on December 18, 2000, is hereby incorporated by reference.

4.9**	Zamba Corporation 2000 Non-Qualified Stock Option Plan.

5.1*	Opinion of Sidley Austin Brown & Wood LLP regarding the validity of the securities being registered.

23.1**	Consent of Grant Thornton LLP.

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1*	Powers of Attorney (for directors and officers other than Paula Kruger).

*	Previously filed.

**	Filed herewith.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of April, 2005.

TECHNOLOGY SOLUTIONS COMPANY

By:	/s/ Sandor Grosz

Name:	Sandor Grosz
Title:	Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Michael R. Gorsage	President, Chief Executive Officer and	April 1, 2005
Director (Principal Executive Officer)
Michael R. Gorsage

/s/ Sandor grosz	Vice President and Chief Financial Officer	April 1, 2005
(Principal Financial and Principal
Sandor Grosz	Accounting Officer)

*	Chairman of the Board and Director	April 1, 2005

Stephen B. Oresman

*	Director	April 1, 2005

John R. Purcell

*	Director	April 1, 2005

Raymond P. Caldiero

*	Director	April 1, 2005

Carl F. Dill, Jr.

*	Director	April 1, 2005

Gerald Luterman

Director

Paula Kruger

* By	/s/ Sandor Grosz	, Attorney-in-Fact, April 1, 2005

Sandor Grosz

Exhibit Index

     Certain documents listed below are incorporated by reference to Exhibits to reports filed by the Company or Zamba with the Commission pursuant to the requirements of the Securities Exchange Act of 1934. The Company’s SEC File Number is 0-19433 and Zamba’s SEC File Number is 0-22718.

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Company, filed as Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, is hereby incorporated by reference.

4.2	By-Laws of the Company, as amended, filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, are hereby incorporated by reference.

4.3	Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated October 29, 1998, is hereby incorporated by reference.

4.4	First Amendment to Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, is hereby incorporated by reference.

4.5	Second Amendment to Rights Agreement with Mellon Investor Services LLC, a New Jersey limited liability company (successor to ChaseMellon Shareholder Services, L.L.C.), filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated April 26, 2002, is hereby incorporated by reference.

4.6	Zamba Corporation 1993 Equity Incentive Plan, filed as Exhibit 99.1 to Zamba’s Registration Statement on Form S-8 (file no. 333-107516) declared effective on July 31, 2003, is hereby incorporated by reference.

4.7	Zamba Corporation 1998 Non-Officer Stock Option Plan, filed as Exhibit 99.1 to Zamba’s Registration Statement on Form S-8 (file no. 333-62783) declared effective on September 2, 1998, is hereby incorporated by reference.

4.8	Zamba Corporation 2000 Non-Officer Stock Option Plan, filed as Exhibit 99.2 to Zamba’s Registration Statement on Form S-8 (file no. 333-52082) declared effective on December 18, 2000, is hereby incorporated by reference.

4.9**	Zamba Corporation 2000 Non-Qualified Stock Option Plan.

5.1*	Opinion of Sidley Austin Brown & Wood LLP regarding the validity of the securities being registered.

23.1**	Consent of Grant Thornton LLP.

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1*	Powers of Attorney (for directors and officers other than Paula Kruger).

*	Previously filed.

**	Filed herewith.